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(11) -- STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES





                                                   Three Months Ended         Six Months Ended
                                                       November 30               November 30
                                                    1997         1996         1997         1996
                                                 ----------   ----------   ----------   ----------
Weighted average common and common
  equivalent shares outstanding:
      Average shares outstanding                  6,175,757    5,258,342    6,148,064    4,921,053
      Net effect of dilutive stock
        warrants-based on the treasury
        stock method using average
        market price which is greater
        than quarter-end market price                25,736       17,583       24,728       17,980
      Net effect of dilutive stock
        options-based on the treasury
        stock method using average
        market price which is greater
        than quarter-end market price               237,202      119,656      201,857      125,494
                                                 ----------   ----------   ----------   ----------

                                        TOTALS    6,438,695    5,395,581    6,374,649    5,064,527
                                                 ==========   ==========   ==========   ==========



Net income                                       $  688,698   $  412,740   $1,319,293   $  813,499
                                                 ==========   ==========   ==========   ==========


Net income per share                             $     0.11   $     0.08   $     0.21   $     0.16
                                                 ==========   ==========   ==========   ==========
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